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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                FEBRUARY 7, 2001


                Date of Report (date of earliest event reported)

                         AURORA BIOSCIENCES CORPORATION
               --------------------------------------------------
               (Exact name of Registrant as specified in charter)


          DELAWARE                   0-22669                   33-0669859
----------------------------  ------------------------  ------------------------
(State or other jurisdiction  (Commission File Number)      (I.R.S. Employer
     of incorporation)                                     Identification No.)



                             11010 N. TORREYANA ROAD
                           SAN DIEGO, CALIFORNIA 92121
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (858) 404-6600



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)



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Item 5. Other Events

        This Current Report is filed solely for the purpose of updating the description of Aurora's business as follows:


                               AURORA'S BUSINESS

OVERVIEW

     We develop and commercialize technologies, products and services to accelerate the discovery of new medicines. Our core technologies include a broad portfolio of proprietary fluorescence assays and screening platforms designed to provide an integrated solution for drug discovery. Our fluorescence assay technologies include our GeneBLAzer(TM), GenomeScreen(TM), Vivid(TM) and Phosphorylight(TM) technologies, as well as a broad collection of fluorescent proteins. Our screening platforms include our ultra-high throughput screening system, the UHTSS(R) Platform, and our automated master compound store, the AMCS(TM) Platform, as well as our ion channel screening platform, which includes our proprietary voltage sensor probes and voltage ion probe reader, the VIPR(TM) subsystem. We also provide assay development and screening services as part of our drug discovery collaborations.

     We believe that we are a leading provider of proprietary drug discovery solutions for all major classes of gene targets, including receptors, ion channels and enzymes. To capture more value from our technologies and drug discovery capabilities, we are currently launching our Big Biology(TM) initiative, an internal drug discovery program designed to rapidly identify promising drug candidates within all major classes of gene targets. Our technologies and drug discovery capabilities have been commercially validated by over 20 major life sciences companies and research organizations, including:

    - Allergan                                   - Genentech
    - American Home Products                     - The Hereditary Disease Foundation
    - Bristol-Myers Squibb                       - Johnson & Johnson
    - The Cystic Fibrosis Foundation             - Merck & Co.
    - Families of SMA                            - NV Organon Laboratories
    - F.Hoffmann-La Roche                        - Pfizer
    - GlaxoSmithKline                            - Pharmacia & Upjohn

INDUSTRY BACKGROUND

     The process of discovering and developing new medicines can be time-consuming, expensive and inefficient. It is estimated to take on average as many as 15 years and $500 million or more using conventional drug discovery methods to bring a new drug to market. Failure rates remain high, with only 1 in 10 drug candidates actually marketed as a new drug. Pharmaceutical companies recognize that in order to support their future growth, they must bring more drugs to market faster and at a lower cost. In addition, we believe the demand for new products will be increased further by the expiration in coming years of patents on numerous significant revenue-generating drugs. Many pharmaceutical companies are hoping that technological advances in the field of genomics will improve current drug development methods.

     DNA, GENES, PROTEINS AND GENOMICS. To understand genomics, the study of human genes, it is useful to understand how genes play a role in human development. The human genome is organized into 46 chromosomes, or two sets of 23 chromosomes, one set inherited from each parent. Each chromosome is one continuous stranded molecule of deoxyribonucleic acid, or DNA. The DNA contributed by one parent is organized into between 30,000 and 100,000 distinct genes. Genes are segments of DNA located throughout the chromosomes. Genes comprise approximately 5% of the DNA in a human cell. Some additional amount is used to regulate DNA function. More than 90% of the DNA has no known function.

     Each DNA molecule contains two complementary strands comprised of four different types of nucleotide bases, commonly referred to as G, C, A and T. The order of these letters is called a DNA sequence. The entire DNA content of an organism is referred to as its genome.

     All cells contain that organism's entire genome, but each cell type expresses only those genes necessary for its specific function. When a gene is expressed, a copy of its DNA sequence, called messenger RNA, is used as a template to direct the synthesis of a protein. Proteins are composed of

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20 different constituents called amino acids. Certain fragments of DNA direct the position and identity of amino acids in a protein.

     Basic cellular function is largely the outcome of the actions of proteins. This process generally involves interactions between proteins, as well as other molecules, within a cell. Proteins have various roles in the cell, such as structural building blocks, enzymes that catalyze reactions, and receptors that sense the environment. A small number of proteins also act as functionally interconnected networks for the transmission of signals in and between cells. For a person to be healthy, specific proteins must be produced at the right time in the appropriate amounts in specific cells. DNA variations can change the properties of a protein, or where, when or how much of a protein is produced.

     Recent advances in genomics have led to the sequencing of the entire human genome. Knowledge of such sequences has in turn led to the identification of large numbers of genes encoding potential drug targets. Drug targets are biological molecules, such as enzymes, receptors, ion channels, other proteins and nucleic acids, which may play a role in the onset or progression of a disease. The proliferation of potential new drug targets represents a unique historical opportunity for drug discovery.


     DRUG DISCOVERY PROCESS. To capitalize on the vast amounts of information on the human genome now available, the pharmaceutical industry is seeking solutions to bottlenecks at each of the following steps in the drug discovery process.


     Target Identification and Validation. Identifying the genes that comprise the human genome is only the first of many steps required to develop a new drug candidate. Once the gene is identified, the next challenge is to determine the function of that gene within a cell, often referred to as target identification. A gene's function refers to its role in a cell based on its assignment to, or relationship with, a particular signaling network and the predicted consequence of modulating its activity. Gene function cannot be inferred directly from its DNA sequence, nor can it be derived from attributes, such as sequence variation, similarities to other genes of known function or expression of encoded proteins. Many recently discovered genes are of unknown function. These genes are often referred to as "orphan" genes. Once a target has been identified, the next step is to validate that target. Target validation typically involves determining which gene, or protein encoded by the gene, is a relevant target for a drug. More specifically, a target is regarded as validated if a causal link is established between an intracellular protein target and a cellular response important in a disease process. Target validation has become a critical bottleneck in drug discovery because of the abundance of potential targets stemming from genomics efforts and the lack of definitive methods for linking genes with disease states.

     Assay Development. Once a gene of interest has been selected as a drug target, a test must be developed to identify compounds that might affect the target's function and therefore lead to a drug. This test is called an assay. Ideally, the assay will be compatible with high throughput screening and model the activity of the target in its natural, functional state. Because it is currently impractical to conduct screens in the human body, living cells are often used as hosts for the targets. This is often referred to as a cell-based assay. However, the development of cell-based assays is difficult and time-consuming and is therefore a rate-limiting step in the drug discovery process. Consequently, many companies rely on alternative assay formats, such as biochemical assays, which do not involve the use of living cells, but as a result often do not provide the same degree of functional information as cell-based assays. Typically, assay development for a gene target, whether cell-based or biochemical, takes between three and six months. Many validated targets and orphan targets are so difficult to configure into assays that they are never considered for drug discovery.

     Screening. This step involves using assays to test thousands of chemical compounds for either binding or functional activity on a drug target. A compound with binding or functional activity against a target is often referred to as a hit. Advances in assay miniaturization, microfluidics and automation now enable scientists to screen tens of thousands of compounds per day against one or more targets, which is commonly referred to as high throughput screening. Screening over 100,000 compounds per day represents the current best practice and is often referred to as ultra high throughput screening. As compound libraries continue to grow, we believe ultra high throughput screening will become an operational necessity to
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maintain a competitive advantage. Managing and screening large chemical libraries can be expensive, labor-intensive and time-consuming. In addition, large-scale screening can utilize large amounts of scarce and expensive compounds. We believe that very few companies possess the infrastructure to conduct ultra high throughput screening and manage compound libraries efficiently.

     Lead Optimization and Validation. Lead optimization involves repeated chemical modification of the hits obtained from primary screening for the purpose of developing compounds with desired properties and activities. Additional assays are developed and used in secondary screens to select compounds with the greatest likelihood of becoming drugs, based on expected efficacy and selectivity, low toxicity and optimal pharmacological properties. These modified, or optimized, hits are often referred to as lead compounds. Lead validation involves testing lead compounds in animal models to determine whether they have the desired affect against the disease of interest. Using the current best practice, the vast majority, approximately 90%, of lead compounds fail to become drugs. New technologies are needed to reduce the attrition rate of compounds as they move through the drug development process.

AURORA'S SOLUTIONS AND ADVANTAGES

     Since our founding, we have focused on the development and commercialization of technologies, products and services that provide solutions to bottlenecks in the drug discovery process. These solutions involve the integration of innovative fluorescence assay technologies, instrumentation and automation. We believe that our drug discovery systems and technologies provide an effective bridge between the sequenced human genome and the chemistry needed to develop the next generation of medicines.

     Target Identification and Validation. Several of our proprietary technologies are used to identify and validate gene targets. Our GenomeScreen technology enables scientists to rapidly identify genes regulated by a stimulus of interest. We have identified many novel genes using this method. Fluorescent proteins are used widely by functional genomics companies to identify potential therapeutic targets. Several companies involved in target identification and validation have licensed our patented fluorescent proteins for this purpose.

     Assay Development. We have developed proprietary technologies, such as GeneBLAzer, Phosphorylight, fluorescent proteins and our ion channel screening platform, to facilitate the rapid development of assays for all major therapeutic target classes, including receptors, ion channels and enzymes. We also develop miniaturized cell-based assays, which we believe provide a more representative measurement of target function than purely biochemical assays. Our cell-based assays miniaturize functional human biology and enable us to generate tens to hundreds of millions of data points each year. In addition, our cell-based assays enable us to screen selected targets that could not otherwise be screened using conventional biochemical approaches. We believe the combination of our proprietary fluorescence assay technologies and our expertise in developing miniaturized cell-based assays enable us to develop assays in a fraction of the time normally required for this activity. In our discovery services business, we have developed assays for over 100 drug targets for our customers, many of which were brought to us because our customers considered the targets intractable.

     Screening. Our UHTSS Platform enables our scientists to screen over 100,000 compounds per day in either cell-based or biochemical formats, which utilize assay volumes approaching one millionth of a liter, thereby enabling us to perform more assays with the same amount of material compared to traditional screening techniques. We have a library of over 500,000 compounds available for screening. We completed our own UHTSS Platform and delivered the final module of the UHTSS Platform to Bristol-Myers Squibb in late 2000. We are currently in the process of delivering the final module of the UHTSS Platform to the other members of our UHTSS consortium and our AMCS Platform, which facilitates the storage and management of large compound libraries, to Warner Lambert and Pfizer. In addition, our ion channel screening platform, which includes our proprietary voltage sensor probes and VIPR subsystem, facilitates the rapid development of assays and the high throughput screening of ion channel targets.

     Lead Optimization and Validation. We are currently developing a library of high throughput profiling assays, including our Vivid fluorogenic substrates, to assess individual compounds or entire libraries of

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compounds for metabolism, safety and other drug-like properties. We believe these assays will reduce the cost of drug development by identifying compounds with inappropriate properties earlier in the drug discovery process.

     The Integrated Solution: Big Biology. To capture more value from our technologies and drug discovery capabilities, we are currently launching our Big Biology initiative. We believe our miniaturized assay formats, ultra high throughput screening system and integrated approach to assay development, screening and compound management significantly reduce the time and expense required to identify suitable drug targets and generate drug candidates. We intend to use our fluorescence assay technologies, along with our UHTSS Platform, to rapidly validate targets with high throughput chemical methods, rather than using low throughput or less definitive techniques. We expect this approach to identify multiple hit compounds for lead optimization and to generate better information about potential drug targets earlier in the drug discovery process. We believe our innovative approach to drug discovery will generate a larger number of high quality drug candidates than was previously possible for a company of our size.

OUR STRATEGY

     Our goal is to be the leading provider of drug discovery solutions and high-quality drug candidates to the pharmaceutical industry. The key elements of our strategy are to:

     - Launch Big Biology Initiative. As part of our Big Biology initiative, we intend to leverage our assay development and automated screening capabilities to rapidly generate large numbers of high quality lead compounds and drug candidates across all major drug target classes, such as ion channels, receptors and enzymes. We intend to commercialize this program by licensing access to information and lead compounds and by entering into drug discovery collaborations with companies that develop and commercialize new medicines.

     - Expand Customer Base for Proprietary Technologies and Platforms. We intend to generate additional revenue by licensing our proprietary technologies and screening platforms, including intellectual property we develop as part of our Big Biology initiative. We will continue to aggressively license our technologies in new fields, such as agriculture, diagnostic, industrial and environmental applications.

     - Establish Additional Drug Discovery Collaborations. We intend to establish additional drug discovery collaborations and expand our existing collaborations. Our goal is to offer gene-to-lead drug discovery programs in a broad range of different therapeutic areas.

     - Enhance Our Existing Drug Discovery Capabilities. We intend to enhance our current drug discovery capabilities through acquisitions, licensing and/or strategic alliances in the areas of chemistry, informatics, in vitro ADME/Tox (absorption, digestion, metabolism, excretion and toxicology), and in vitro and in vivo pharmacology, including animal models of drug efficacy. We may also acquire expertise in specific disease or therapeutic areas.

     - Support and Enhance Our Screening Platforms. We intend to seek additional partners for our ion channel screening platform and as many as two additional collaborative partners for our UHTSS Platform. We will continue to upgrade, enhance and offer additional services based on our screening platforms. We believe we will be able to leverage our base of collaborators by providing new products and services as we expand and develop enhancements to our screening platforms.

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TECHNOLOGIES, PRODUCTS AND SERVICES

     We have developed and commercialized a broad range of technologies and products to facilitate drug discovery. Our technologies and products assist scientists by improving their ability to rapidly identify targets, develop assays and screen compounds to be used as potential new medicines:

     TARGET IDENTIFICATION AND ASSAY DEVELOPMENT

     - GenomeScreen Technology. We use our patented GenomeScreen technology to identify and validate targets by scanning the genome of living human cells and identifying those genes activated or repressed in disease states. GenomeScreen also facilitates the rapid development of cell-based assays for endogenously expressed targets, without having to utilize cloned cDNAs for those targets. We have used this technology to generate hundreds of cell-based assays. In addition, we have used GenomeScreen to assist us in mapping gene activation and cell signaling pathways and characterizing poorly understood cellular processes.

     - GeneBLAzer Technology. Our patented GeneBLAzer technology enables scientists to rapidly develop cell-based assays with fluorescence-activated cell sorting (FACS). GeneBLAzer is readily adapted to a broad range of target classes, including G protein-coupled receptors (GPCRs), chemokine receptors, transcription factors and intracellular cis-acting proteases. Using GeneBLAzer, we have developed over 80 assays relating to various therapeutic areas, including inflammation, oncology, metabolic, infectious and central nervous system diseases, for our collaborators and ourselves.

     - Fluorescent Proteins. Fluorescent proteins are widely used as research tools, with over 2,300 related publications to date. Drug discovery-related applications of our patented fluorescent proteins include various methods of functional genomics, high throughput screening assays and gene profiling to assess the potential toxicity of compounds. Our issued patents on fluorescent proteins, which include over 400 claims, are directed toward nucleic acids encoding fluorescent proteins, the fluorescent proteins themselves, various fusion proteins and methods of use.

     - Universal G-Proteins. Scientists can use our patented universal G-proteins to measure the activity of different kinds of receptors in living human cells and to identify the function of receptors without previously known function.

     - Vivid Fluorogenic Substrates. Our patented Vivid fluorogenic substrates are useful for the rapid assessment of individual compounds and compound libraries to determine whether they may have potentially unfavorable interactions with key metabolic enzymes known as cytochrome P450 isozymes. Currently, these unwanted characteristics are identified later in the drug development process, after significant investment has been made in chemistry and pharmacology research.

     - Phosphorylight Technology. Our Phosphorylight technology facilitates the development of assays to measure the activity of enzymes controlling cellular activity. These enzymes are significant therapeutic targets for a wide range of diseases, including cancer, inflammation, nervous system conditions and metabolic diseases.

     ULTRA HIGH THROUGHPUT SCREENING

     - UHTSS Platform. Our patented UHTSS Platform is designed to screen over 100,000 compounds per day. The UHTSS Platform combines compound management, plate replication, assay preparation, hit identification, selection and re-tests of the hits, fluorescence detection and data analysis into one fully-integrated and automated system. The ultra-high throughput capability is achieved through the use of our NanoWell(R) Assay Plate, which contains 3,456 wells in a standard microplate footprint. The NanoWell Assay Plate is specifically designed to fit the automation of the UHTSS Platform and is engineered to minimize fluorescence background and evaporation. The combination of assay miniaturization, microfluidics, fluorescence detection and automation enables

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       scientists to perform assays with a ten-fold increase in efficiency over conventional high-throughput screening methods and a commensurate reduction in cost.

     - Automated Master Compound Store. Our patented AMCS Platform is a modular compound storage system designed for long-term storage of chemical samples under environmental control. The AMCS Platform provides global compound inventory monitoring systems to track compound location, utilization, expiration and availability. Other features of the AMCS Platform include a semi-automated weighing subsystem to handle compounds in solid or powder form, automated subsystems for handling liquid samples, as well as an automated storage and retrieval system.

     ION CHANNEL ASSAY DEVELOPMENT AND HIGH THROUGHPUT SCREENING. Our patented ion channel technology platform, which includes our proprietary voltage sensor probes and voltage ion probe reader, the VIPR subsystem, was first released in 1997. This platform facilitates the rapid generation of screening assays and the high throughput screening of ion channel targets by optically measuring changes in membrane potential in live cells in an automated, microtiter plate format. In late 2000, we began marketing our second-generation voltage ion probe reader, the VIPR II subsystem, which has increased functionality and higher screening capacity. The VIPR II subsystem is capable of screening in 96-well and 384-well microplate formats, with a significant increase in throughput over the original VIPR subsystem. Because our ion channel technology platform focuses on changes in membrane potential, it is a universal platform that is independent of the particular ion being transported by the target channel. It is applicable to the majority of ion channel families, including voltage-gated and ligand-gated potassium, sodium, calcium and chloride channels, as well as other types of channels. Using this patented functional assay and screening technology, we have developed over 35 assays relating to therapeutic areas, including cardiovascular, metabolic and nervous system diseases, for our collaborators and ourselves.

     ASSAY DEVELOPMENT AND SCREENING SERVICES. We also provide assay development and screening services as part of our drug discovery collaborations. Our performance of these services provides us with valuable experience working with difficult drug targets, which we can then apply to our own internal Big Biology initiative. These projects provide us an additional source of revenue and differentiate us from our competitors who may not possess similar capabilities or who may not be willing to provide similar services.

CURRENT ALLIANCES AND OTHER AGREEMENTS

     DRUG DISCOVERY COLLABORATIONS. Using the technologies and products described above, our library of over 500,000 compounds, and our scientific expertise, we are currently engaged in drug discovery collaborations with several partners, including Allergan, The Cystic Fibrosis Foundation, Families of Spinal Muscular Atrophy, The Hereditary Disease Foundation and Merck.

     - Allergan. In January 2001, we entered into a one-year Collaborative Research and License Agreement with Allergan focused on ion channel drug discovery for ophthalmic indications. Under the collaboration, we will develop primary and secondary functional cell-based assays using our proprietary voltage sensor probes and VIPR technology to pursue a novel ion channel target identified by Allergan. We will screen this target using the assays developed under the collaboration against a diverse subset of our compound library, as well as a similarly sized library provided by Allergan. Following primary screening, we will prioritize hits through secondary screens and assays to evaluate their specificity and mechanisms of action. We will then provide the screening and profiling data to Allergan for further optimization of the hits. This agreement includes an up-front payment to Aurora and additional payments upon achievement of certain performance milestones. We will receive milestone payments and royalties on products based on lead compounds identified using screens generated through the collaboration.

     - The Cystic Fibrosis Foundation. In May 2000, we entered into a five-year Collaborative Research and License Agreement with The Cystic Fibrosis Foundation to identify drug candidates for the treatment of cystic fibrosis. We believe that this collaboration represents the largest contract ever awarded by a voluntary health organization for drug discovery. Under the terms of our agreement, we will employ our assay development and screening expertise, chemical library, secondary

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       screening and lead optimization capabilities and genomic technologies in this therapeutic discovery program. The collaboration includes the development of assays for and screening of the cystic fibrosis transmembrane conductance regulator, a protein that is defective in cystic fibrosis patients, among other molecular targets. The Cystic Fibrosis Foundation will fund this initiative through technology access fees for non-exclusive access to our assay, screening and chemistry technologies and fees for ongoing scientific support. In addition, we may receive performance and clinical milestone payments. We have also agreed to an arrangement that includes co-commercialization of promising candidate drugs resulting from the program in the cystic fibrosis and pulmonary fields, with revenue sharing on any products that arise out of the collaboration.

     - Families of Spinal Muscular Atrophy. In March 2000, we entered into an 18-month Collaborative Research and License Agreement with The Families of Spinal Muscular Atrophy to identify novel drug candidates for the treatment of spinal muscular atrophy. The Families of Spinal Muscular Atrophy is a not-for-profit organization that sponsors research on spinal muscular atrophy and provides support to families affected by this disease. Under this collaboration, we will develop cell-based screening assays mimicking a functional defect in cells in spinal muscular atrophy patients, and will conduct high-throughput drug screening using our instrumentation and library of compounds. We will then conduct follow-up work on the hit compounds identified using these screens to establish their potency, and collaborate with academic researchers to test any drug candidates for efficacy in animal models. We receive ongoing research funding and may receive milestone payments and royalties on products resulting from the collaboration.

     - The Hereditary Disease Foundation. In September 2000, we entered into a two-year Collaborative Research and License Agreement with The Hereditary Disease Foundation, a non-profit organization dedicated to the treatment of genetic disease, to identify novel drug candidates for the treatment of Huntington's disease. Under the collaboration, we will employ our proprietary fluorescent proteins and GeneBLAzer technologies to develop cell-based and biochemical screening assays, conduct ultra-high throughput drug screening using our proprietary instrumentation and compound library, pharmacologically profile any hits derived from these screens, and collaborate with academic researchers to test for efficacy of any potential drug candidates in animal models. We receive ongoing research funding and may receive milestone payments and royalties on products resulting from the collaboration.

     - Merck. In November 1999, we entered into two one-year collaborations with Merck in the area of genomics. Under both collaborations, we are utilizing our GenomeScreen technology to investigate cell processes and gene function related to selected Merck therapeutic programs. We granted a license to Merck to use the data and materials resulting from the program for basic research and drug discovery. We received up-front payments from Merck for each collaboration, with the potential for additional research funding, as well as additional revenues in the event Merck commercializes compounds identified as a result of the collaboration. In April 2000, we amended the original collaborative agreement to provide additional services to Merck on G-protein coupled receptors. Aurora may receive performance milestone payments and royalties on compounds identified under the collaboration.

       Separately, in September 2000, we entered into a third collaboration with Merck. Under this collaboration, we will work with Merck to identify novel chemicals that modulate a particular ion channel target. Merck will provide us with a specific ion channel target and a selected library of Merck compounds. We will develop an assay and then screen the compounds provided by Merck to identify hits. We will receive research payments, milestones and royalties on marketed products based on compounds identified by screens generated through the collaboration.

     UHTSS AND AMCS COLLABORATIONS. We currently have UHTSS development agreements with Bristol-Myers Squibb, Merck, Warner Lambert (now part of Pfizer) and Pfizer, and AMCS development agreements with Warner Lambert and Pfizer. In general, our UHTSS agreements provide that we will deliver and install three separate modules of the UHTSS Platform and provide service and support of the

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system for a period following acceptance. In return, our UHTSS collaborators are obligated to pay us non-refundable access fees, installation payments and ongoing research and co-development funding. Some of our UHTSS agreements restrict our UHTSS consortium to six members for a limited period of time. Frequently, our UHTSS and AMCS collaborators also access other of our technologies. Provided below are highlights of our arrangements with our UHTSS and AMCS collaborators.

     - Bristol-Myers Squibb. In November 1996, we entered into a Collaborative Research and License Agreement with Bristol-Myers Squibb for the development and installation of a UHTSS Platform. The collaboration includes co-development of high throughput screening assays for use by Bristol-Myers Squibb in exchange for specified fees. Bristol-Myers Squibb licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. Bristol-Myers Squibb will make development milestone and royalty payments to us for compounds that it develops and commercializes which are identified using a screen developed by Aurora under the collaboration. In December 2000, we delivered the third and final module of the UHTSS Platform to Bristol-Myers Squibb, thereby completing delivery of the first fully validated system to one of our partners.

     - Merck. In December 1997, we entered into a Collaborative Research and License Agreement with Merck for the development and installation of a UHTSS Platform. The collaboration includes co-development of high throughput screening assays for use by Merck in exchange for specified fees. Merck also licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. We amended the Collaborative Research and License Agreement with Merck in April 2000. Pursuant to the terms of this amendment, we agreed to develop additional instrumentation and software enhancements to the UHTSS Platform to expand its functionality.

     - Pfizer. In June 1999, we entered into a Collaborative Research and License Agreement with Pfizer regarding the development and installation of a UHTSS Platform and an AMCS Platform. The collaboration includes co-development of high throughput screening assays for use by Pfizer. Pfizer also licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. We amended the Collaborative Research and License Agreement with Pfizer in March 2000. Pursuant to this amendment, we agreed to add additional functionality to the AMCS Platform that we will deliver to Pfizer. Concurrently with the amendment, Pfizer exercised an option to license our GenomeScreen technology for use in assay development. In September 2000, Pfizer licensed the right to use our Vivid fluorogenic substrates for internal research and drug development, including the development of assays. In connection with this agreement, we will receive annual license fees, as well as payments for reagents over several years.

     - Warner Lambert. In September 1997, we entered into a Collaborative Research and License Agreement with Warner Lambert for the development and installation of a UHTSS Platform. The collaboration includes co-development of high throughput screening assays for use by Warner Lambert in exchange for specified fees. Warner Lambert also licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. We amended the Collaborative Research and License Agreement in January 1999. Pursuant to the terms of this amendment, we agreed to provide services to Warner Lambert and granted to Warner Lambert licenses to use our GenomeScreen technology. Warner Lambert will also make development milestone and royalty payments to us for selected compounds it develops and commercializes which were identified using an assay utilizing the technologies licensed from us. In September 1998, we entered into a separate agreement with Warner Lambert for the development and installation of an AMCS Platform. All of our agreements with Warner-Lambert currently remain in place following the acquisition of Warner Lambert by Pfizer in June 2000.

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     SERVICES, VIPR SUBSYSTEMS, REAGENTS AND LICENSES. We have entered into agreements for assay development and in some cases screening services, VIPR subsystems and reagents, and licenses to selected technologies with the following companies:

     - Eli Lilly

     - GlaxoSmithKline

     - Organon

     - Pharmaceutical Division of American Home Products

     - R.W. Johnson Pharmaceutical Research Institute and Janssen Research Foundation

     - Senomyx

     In general, these companies are obligated to pay us for research funding, equipment and reagents and license fees. In addition, we are entitled to milestone payments and royalties on products derived by these third parties from their use of our licensed technology, services and systems.

     In addition, we have successfully completed collaborative research agreements with Pharmacia & Upjohn, Becton Dickinson, F. Hoffmann-La Roche and Cytovia (now part of Maxim Pharmaceuticals). While our research under these agreements is complete, some of these collaborators have ongoing obligations to pay us milestone payments and royalties on products they develop utilizing our research or our technology.

     LICENSES FOR FLUORESCENT PROTEINS. We have granted Clontech Laboratories, Inc. the right to sell certain fluorescent proteins to the non-commercial, academic research market. In return, Clontech pays us a royalty on sales of such products. In addition, We have licensed certain rights to our fluorescent proteins to various companies, including:

       - Acacia Biosciences

       - AntiCancer

       - Ceres

       - Deltagen

       - Exelixis Pharmaceuticals

       - Genentech

       - Rigel

       - Senomyx

       - Wyeth-Ayerst

       - ZymoGenetics

     In general, our licensees are obligated to pay us technology access fees, annual maintenance fees and in some cases milestone payments and royalties.

COMPETITION

     The market for drug discovery products and services is highly competitive. There are a number of companies who compete with us in various aspects of our business. For instance, companies such as Cellomics, Discovery Partners International, Evotec and Molecular Devices develop and commercialize proprietary research tools, reagents, instruments and systems which compete with our proprietary screening platforms and reagents. There are also a number of companies, such as Albany Molecular Research, ArQule, Array Biopharma, Cambridge Drug Discovery, Discovery Partners International, Oxford Asymmetry, Pharmacopeia and Tripos, that develop and commercialize compound libraries and use their chemistry capabilities to test, screen and optimize potential drug candidates. Other companies, such as 3-Dimensional Pharmaceuticals, Vertex, Millennium, HGSI and OSI, possess broad drug discovery and development capabilities and may compete with us for large-scale drug discovery collaborations.

     Also, in many cases, our pharmaceutical company customers have internal departments which provide products and services similar to ours, so these customers may have limited needs for our products and services. Many of our competitors listed above have significantly greater financial, operational, sales and marketing resources than we do. In addition, these competitors and other companies or research or academic institutions may have developed, or could in the future develop, new technologies that compete with our products and services or that could render some or all of our products and services obsolete. Any of these competitors could also broaden their drug discovery offerings through acquisition, collaboration or

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internal development to integrate their offerings and/or compete with us in all phases of drug discovery that we currently serve.

     In addition, the success of our current drug discovery collaborations and our own Big Biology initiative will depend on our ability to discover novel drug candidates in a timely and cost-effective manner. To accomplish this objective, we may need to acquire or gain access to medicinal and combinatorial chemistry capabilities, pharmacology expertise and animal models of diseases. Many of our potential competitors in these markets, including many biotechnology companies, large pharmaceutical companies and public and private institutions, have substantially greater financial, technical and marketing resources than we do. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors.

MANUFACTURING

     We currently manufacture the UHTSS Platform, the AMCS Platform, the sample distribution system, and the VIPR and VIPR II at our facilities in San Diego, California, except certain components of the UHTSS Platform and AMCS Platform, which are purchased from Universal Technologies, Inc., and the enclosures for the UHTSS Platform and AMCS Platform, which are purchased from Environmental Specialties, Inc.

     In November 2000, we entered into an agreement with Greiner Bio-One, a leading manufacturer of laboratory disposables. Under the terms of the agreement, we granted Greiner Bio-One non-exclusive rights to develop, manufacture, market and distribute microplates and other plastic consumables, including our 3,456-well NanoWell Assay Plate for use in our UHTSS Platform, and storage plates, tubes and racks for use in our AMCS Platform. In exchange for such rights, Greiner Bio-One paid us an up-front technology access fee and is obligated to pay us royalties on sales of licensed products, including new products developed under the agreement.

PROPRIETARY RIGHTS

     Our intellectual property consists of patents, copyrights, trade secrets and trademarks. Protection of our intellectual property is a strategic priority for our business. Our ability to compete effectively depends in large part on our ability to obtain patents for our technologies and products, maintain trade secrets and operate without infringing the rights of others, and to prevent others from infringing our proprietary rights. As of January 1, 2001, we owned or exclusively licensed 42 issued patents covering our technologies. In addition, we have received notices of allowance with respect to seven patent applications and have over 120 patents pending worldwide.

     Our patent portfolio covers our UHTSS Platform, NanoWell plates, ion-channel screening platform, GenomeScreen, GeneBLAzer and Phosphorylight technologies, fluorescent proteins, Vivid fluorogenic substrates and universal G-proteins.

     EXCLUSIVE LICENSES FROM UNIVERSITIES. Certain aspects of our fluorescent protein technology and ion channel technology are exclusively licensed from the Regents of the University of California. Pursuant to the terms of our Exclusive License Agreement with the Regents of the University of California, we are obligated to pay to the Regents expenses associated with patent prosecution and maintenance, license fees and royalties. In addition, certain aspects of our fluorescent protein technology are exclusively licensed from the University of Oregon. Under the terms of our License Agreement with the University of Oregon, we are obligated to pay to the University of Oregon expenses associated with patent prosecution and maintenance and annual payments. In addition, in 2000 we issued 5,000 shares of our Common Stock to the University of Oregon and its designees following the issuance of a patent related to the subject technology. Finally, certain aspects of our universal G-protein technology are exclusively licensed from the California Institute of Technology. Pursuant to the terms of our License Agreement with the California Institute of Technology, we are obligated to pay to the California Institute of Technology expenses

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associated with patent prosecution and maintenance. In addition, in 1996 we issued 35,000 shares of our Common Stock to the California Institute of Technology.

     NON-EXCLUSIVE LICENSE FROM SIBIA. We have been granted a non-exclusive license from SIBIA Neurosciences, Inc., with the right to grant sublicenses, under patent rights covering transcription-based assay technology for screening. Pursuant to the terms of our Non-Exclusive Cross-License Agreement with SIBIA, we have granted to SIBIA a non-exclusive license to certain of our technologies, and we issued shares of our common stock to SIBIA. We are also obligated to pay each other royalties. SIBIA was acquired by Merck in September 1999.

     NON-EXCLUSIVE LICENSE FROM OSI. We have been granted a non-exclusive license, including the right to grant sublicenses, from OSI Pharmaceuticals, Inc. under its issued reporter gene patent and options to OSI's Methods of Modulation patent, for which the U.S. Patent Office has allowed claims. Pursuant to the terms of the License Agreement, we issued shares of our common stock to OSI and made a cash payment to OSI. In addition, OSI will receive revenues from any sublicenses granted by us to our pharmaceutical partners, plus annual fees, milestone payments and royalties under pre-agreed terms from any option exercised by us or our partners to develop small molecule gene transcription modulators encompassed by the Methods of Modulation patent.

     The patent positions of biotechnology companies, including our patent position, involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. We cannot be sure that relevant patents have not been issued that could block our ability to obtain patents or to operate our business. Other parties may develop similar technologies as those developed by us.

     The biotechnology industry is characterized by extensive litigation regarding patents and other intellectual property rights. Many biotechnology companies have employed intellectual property litigation as a way to gain a competitive advantage. Other parties may sue us in the future to challenge our patent rights or claim infringement of their patents. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require us to license disputed rights from third parties or require us to cease using the disputed technology. We are aware of patents and patent applications relating to aspects of our technologies filed by, and issued to, other parties. If any of our competitors have filed patent applications or obtain patents that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful, an interference may result in loss of claims based on patentability. Although patent and intellectual property disputes in the biotechnology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on satisfactory terms, if at all.

     We also rely on trade secrets, proprietary know-how and continuing invention to remain competitive. We have taken measures to protect our trade secrets, proprietary know-how, technologies and confidential information. Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us to be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. There can be no assurance that our proprietary information will not be disclosed to other parties or that other parties will not independently develop similar proprietary information and techniques or otherwise gain access to our trade secrets.

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GOVERNMENT REGULATION

     We are subject to various federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research. We have not been required to expend material amounts in connection with our efforts to comply with such laws and regulations and we do not believe that compliance with such requirements will have a material adverse effect upon our capital expenditures, results of operations or competitive position. Because the requirements imposed by these laws and regulations frequently change, we are unable to predict the cost of compliance with these requirements in the future, or the effect of these laws and regulations on our capital expenditures, results of operations or competitive position.

     Any drug candidate that we develop, either independently or under the terms of a current or future collaboration, or that any of our collaborators develops using our technology or products will be subject to extensive government regulation by numerous governmental authorities in the United States and other countries. Before marketing in the United States, any drug candidate must undergo rigorous preclinical testing and clinical trials and an extensive regulatory clearance process administered by the United States Food and Drug Administration. The regulatory review and approval process is lengthy, expensive and uncertain. The approval process takes many years, requires the expenditure of substantial resources and involves post-marketing surveillance. Outside the United States, the commercialization of any drug candidate will be contingent upon receiving a marketing authorization from the appropriate foreign regulatory authorities.

     We currently anticipate that we will collaborate with third parties to conduct clinical development and commercialization activities for any drug candidates that we develop. Similarly, we do not expect to participate in the clinical development or commercialization of any drug candidate that any of our collaborators may identify using our technology or systems. Even if our collaborators are able to successfully complete clinical testing for any drug candidates they license from us or develop using our technology or systems, if our collaborators do not obtain necessary regulatory approvals for those drug candidates, we may not derive any future milestone or royalty payments under our current or future collaboration agreements.

EMPLOYEES

     As of January 1, 2001, we had 252 full-time employees, 48 of which hold Ph.D. degrees and 43 of which hold other advanced degrees. In addition to full-time employees, we use the services of contractors, part-time employees, temporary staff and student interns. As of January 1, 2001, we had a total of 66 contractors, part-time employees and temporary staff and 15 student interns. Our future success depends in significant part upon the continued service of our key scientific, technical and senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

     Our principal research and development, manufacturing and administrative facilities are currently located in approximately 81,204 square feet of leased space in San Diego, California. The lease for this space will expire on September 15, 2008. We also sublease an additional 12,523 square feet of space for our administrative functions in a nearby facility. The sublease for this additional space will expire on March 31, 2002, subject to a six-month extension of the sublease upon the mutual agreement of the parties. We also sublease an additional 19,670 square feet of space for our manufacturing, purchasing, inventory management and engineering document control functions under a sublease that will expire on April 30, 2002, subject to options that we may exercise for up to two extensions of three months each. To meet our expected growth needs, we are currently in negotiations for the purchase of a parcel of land

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adjacent to our current headquarters on which we plan to construct a 67,772 square foot engineering and manufacturing facility. We also currently occupy 1,236 square feet of space in Iowa City, Iowa under a lease that expires October 31, 2001, after which the lease converts to a month-to-month arrangement. Our Iowa facility houses the operations we acquired from Quorum Sciences in 2000.

LEGAL PROCEEDINGS

     We are not presently a party to any material legal proceedings.


DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


        This report, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" or the negative of those terms and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this report or incorporated by reference.

        Aurora's actual results could differ materially from those expressed in any forward-looking statements as a result of various factors, including those discussed in Aurora's:

        - Annual Report on Form 10-K for the year ended December 31, 1999, and any amendments thereto;

        - Quarterly Reports on Form 10-Q for quarters ended March 31, June 30 and September 30, 2000;

        - Current Report on Form 8-K filed with the SEC on November 3, 2000, as amended on December 14, 2000;

        -  Current Report on Form 8-K filed with the SEC on November 21, 2000;

        - Registration Statement on Form S-4 (Registration No. 333-54638), under the heading "Risk Factors -- Risks Relating to Aurora's Business"; and

        - Future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

        Further, any forward-looking statement speaks only as of the date on which it is made, and Aurora undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.


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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 7, 2001                  AURORA BIOSCIENCES CORPORATION

                                        /s/ STUART J.M. COLLINSON
                                           -------------------------------------
                                           Stuart J.M. Collinson
                                           President and Chief Executive Officer






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